NEWS RELEASE
FOR IMMEDIATE RELEASE
April 27, 2022
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2022 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2022. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 will be filed with the Securities and Exchange Commission ("SEC") on or about May 9, 2022 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $21.6 million;
•basic and diluted earnings per share of $0.16;
•net interest margin of 1.69% (2.01% excluding the effects of the leverage strategy);
•paid dividends of $11.5 million, or $0.085 per share; and
•on April 20, 2022, announced a cash dividend of $0.085 per share, payable on May 20, 2022 to stockholders of record as of the close of business on May 6, 2022.

Comparison of Operating Results for the Three Months Ended March 31, 2022 and December 31, 2021

For the quarter ended March 31, 2022, the Company recognized net income of $21.6 million, or $0.16 per share, compared to net income of $22.2 million, or $0.16 per share, for the quarter ended December 31, 2021. The decrease in net income was due primarily to higher non-interest expense and income tax expense, partially offset by an increase in net interest income. The net interest margin decreased 30 basis points, from 1.99% for the prior quarter to 1.69% for the current quarter. During the current quarter, the Company's leverage strategy, which had not been in place since 2019, was reimplemented. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have increased two basis points, from 1.99% for the prior quarter to 2.01% for the current quarter. The increase in the net interest margin excluding the effects of the leverage strategy was due mainly to a decrease in the cost of retail certificates of deposit.

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.10 billion either on the Bank's line of credit with Federal Home Loan Bank Topeka ("FHLB") or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 5.75% from dividends during the current quarter, were deposited at the Federal Reserve Bank of Kansas City ("FRB of Kansas City"). Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash deposited at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $545 thousand during the current quarter. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will continue to be utilized as long as it remains profitable.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$55,412	$55,788	$(376)	(0.7)%
Mortgage-backed securities ("MBS")	4,821	4,625	196	4.2
FHLB stock	2,240	1,231	1,009	82.0
Investment securities	800	808	(8)	(1.0)
Cash and cash equivalents	949	14	935	6,678.6
Total interest and dividend income	$64,222	$62,466	$1,756	2.8

The increase in interest income on MBS was due to a decrease in premium amortization related to a slowdown in prepayment activity. The increase in dividend income on FHLB stock was due mainly to the leverage strategy being utilized during the current quarter, partially offset by a special 1.00% year-end dividend received in the prior quarter. The increase in interest income on cash and cash equivalents was due mainly to the leverage strategy being utilized during the current quarter.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$8,389	$9,267	$(878)	(9.5)%
Borrowings	8,732	7,585	1,147	15.1
Total interest expense	$17,121	$16,852	$269	1.6

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate and the average balance of the retail certificate of deposit portfolio. The increase in interest expense on borrowings was due to the leverage strategy being utilized during the current quarter.

Provision for Credit Losses
For the quarter ended March 31, 2022, the Bank recorded a negative provision for credit losses of $3.2 million, compared to a negative provision for credit losses of $3.4 million for the prior quarter. The negative provision in the current quarter was comprised of a $2.2 million decrease in the allowance for credit losses ("ACL") for loans and a $952 thousand decrease in reserves for off-balance sheet credit exposures. The negative provision for credit losses associated with the ACL was due primarily to a reduction in model-calculated ACL for commercial loans due to an increase in projected prepayment speeds as a result of recent prepayment activity, as well as a decrease in the commercial loan Coronavirus Disease 2019 ("COVID-19") modification qualitative factor due to loans exiting their deferral time periods and resuming full payments per their original contracts during the current quarter. The negative provision for credit losses associated with the reserve for off-balance sheet credit exposures was due primarily to a reduction in the reserve for commercial construction loans due mainly to a reduction in the model-calculated amount as noted for the ACL.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,300	$3,430	$(130)	(3.8)%
Insurance commissions	543	711	(168)	(23.6)
Other non-interest income	1,573	1,365	208	15.2
Total non-interest income	$5,416	$5,506	$(90)	(1.6)

The decrease in insurance commissions was due primarily to the receipt of annual contingent insurance commissions, which was lower than expected, and the related accrual adjustments. The increase in other non-interest income was due mainly to a gain on a loan-related financial derivative agreement.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,023	$13,728	$295	2.1%
Information technology and related expense	4,493	4,432	61	1.4
Occupancy, net	3,493	3,379	114	3.4
Regulatory and outside services	1,272	1,368	(96)	(7.0)
Advertising and promotional	1,494	1,064	430	40.4
Federal insurance premium	777	639	138	21.6
Deposit and loan transaction costs	689	697	(8)	(1.1)
Office supplies and related expense	502	468	34	7.3
Other non-interest expense	1,217	919	298	32.4
Total non-interest expense	$27,960	$26,694	$1,266	4.7

The increase in advertising and promotional expense was due primarily to the timing of campaigns and sponsorships. The increase in federal insurance premium expense was due mainly to an increase in average assets as a result of the leverage strategy being utilized during the current quarter. The increase in other non-interest expense was due mainly to an increase in debit card and deposit account fraud losses, along with an increase in dues and subscriptions related to annual payments, and an increase in insurance expense due to a premium refund received in the prior quarter.

The Company's efficiency ratio was 53.24% for the current quarter compared to 52.22% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that it is costing the financial institution more money to generate revenue, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$27,745	$27,865	$(120)	(0.4)%
Income tax expense	6,122	5,679	443	7.8
Net income	$21,623	$22,186	$(563)	(2.5)

Effective Tax Rate	22.1%	20.4%

The increase in income tax expense was due primarily to a higher effective tax rate in the current quarter. The lower effective tax rate in the prior quarter was due primarily to true-ups related to the preparation of the September 30, 2021 tax returns. Management anticipates the effective tax rate for fiscal year 2022 will be approximately 21%.

Comparison of Operating Results for the Six Months Ended March 31, 2022 and 2021

The Company recognized net income of $43.8 million, or $0.32 per share, for the current year period compared to net income of $39.3 million, or $0.29 per share, for the prior year period. The increase in net income was due primarily to an increase in net interest income and a higher negative provision for credit losses in the current year period, partially offset by higher income tax expense. The net interest margin decreased seven basis points, from 1.90% for the prior year period to 1.83% for the current year period. Excluding the effects of the leverage strategy, the net interest margin would have increased 10 basis points, from 1.90% for the prior year period to 2.00% for the current year period. The increase in net interest margin excluding the effects of the leverage strategy was due mainly to a reduction in the weighted average cost of retail certificates of deposit and borrowings, which outpaced the decrease in weighted average asset yields.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$111,200	$117,979	$(6,779)	(5.7)%
MBS	9,446	11,139	(1,693)	(15.2)
FHLB Stock	3,471	2,020	1,451	71.8
Investment securities	1,608	1,312	296	22.6
Cash and cash equivalents	963	91	872	958.2
Total interest and dividend income	$126,688	$132,541	$(5,853)	(4.4)

The decrease in interest income on loans receivable was due primarily to a decrease in the weighted average rate on the originated and correspondent one- to four-family loan portfolio, partially offset by the increase in the average balance of the loan portfolio. The decrease in the weighted average rate was due to endorsements and refinances to lower market rates and the origination and purchase of new loans at lower market rates between periods. Premium amortization related to the one- to four-family correspondent loan portfolio decreased significantly compared to the prior year period due to the slow-down in prepayments and endorsements, partially offsetting the decrease in the weighted average rate.

The decrease in interest income on the MBS portfolio was due to a decrease in the weighted average yield as a result of purchases at lower market yields between periods, along with higher premium amortization related to prepayment activity.

The increase in dividend income on FHLB stock and the increase in interest income on cash and cash equivalents were due mainly to the leverage strategy being utilized during the current year period.

The increase in interest income on investment securities was due primarily to an increase in the average balance of the portfolio.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$17,656	$26,596	$(8,940)	(33.6)%
Borrowings	16,317	19,059	(2,742)	(14.4)
Total interest expense	$33,973	$45,655	$(11,682)	(25.6)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail certificates of deposit, wholesale certificates of deposit, and money market accounts. Retail certificates of deposit continue to reprice downward as they renew or are replaced at lower offered rates, and rates on money market accounts were also lowered between periods.

The decrease in interest expense on borrowings was due primarily to lowering the cost of FHLB advances by terminating or not renewing certain interest rate swap agreements, not replacing certain maturing FHLB advances, and prepaying certain advances during fiscal year 2021. Cash flows from the deposit portfolio were used to pay down certain FHLB advances. This was partially offset by the leverage strategy being utilized during the current year period and not being utilized during the prior year period.
Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current year period of $6.6 million, compared to a negative provision for credit losses of $4.5 million during the prior year period. The negative provision in the current year period was comprised of a $4.5 million decrease in the ACL for loans and a $2.1 million decrease in reserves for off-balance sheet credit exposures. The negative provision for credit losses associated with the ACL in the current year period was due to (1) a reduction in model-calculated ACL for commercial loans due to an increase in projected prepayment speeds as a result of recent prepayment activity, (2) a reduction in the large-dollar special mention commercial loan qualitative factor due to two large-dollar special mention commercial loans moving to the pass classification during the December 31, 2021 quarter, (3) a decrease in the commercial loan COVID-19 modification qualitative factor due to loans exiting their deferral time periods and resuming full payments per their original contracts during the current quarter, and (4) a decrease in the economic uncertainty qualitative factor for commercial loans due to continued improvement in economic conditions. The negative provision for credit losses associated with the reserve for off-balance sheet credit exposures in the current year period was due primarily to a reduction in the commercial loan economic uncertainty qualitative factor and to a reduction in the reserves for commercial construction loans due mainly to a reduction in the model-calculated amount as noted for the ACL.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$6,730	$5,761	$969	16.8%
Insurance commissions	1,254	1,526	(272)	(17.8)
Gain on sale of Visa Class B shares	—	7,386	(7,386)	(100.0)
Other non-interest income	2,938	2,874	64	2.2
Total non-interest income	$10,922	$17,547	$(6,625)	(37.8)
The increase in deposit service fees was due primarily to an increase in debit card income as a result of higher transaction and settlement volume, in addition to an increase in the average transaction amount. The decrease in insurance commissions was due primarily to the receipt of annual contingent insurance commissions, which was lower than expected, and the related accrual adjustments. During the prior year period, the Bank sold its Visa Class B shares, resulting in a $7.4 million gain, with no similar transaction during the current year period.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$27,751	$27,535	$216	0.8%
Information technology and related expense	8,925	8,832	93	1.1
Occupancy, net	6,872	6,902	(30)	(0.4)
Regulatory and outside services	2,640	2,819	(179)	(6.3)
Advertising and promotional	2,558	2,322	236	10.2
Federal insurance premium	1,416	1,255	161	12.8
Deposit and loan transaction costs	1,386	1,430	(44)	(3.1)
Office supplies and related expense	970	887	83	9.4
Loss on interest rate swap termination	—	4,752	(4,752)	(100.0)
Other non-interest expense	2,136	2,986	(850)	(28.5)
Total non-interest expense	$54,654	$59,720	$(5,066)	(8.5)

The increase in advertising and promotional expense was due mainly to adjustments to advertising schedules during the prior year related to the COVID-19 pandemic. During the prior year period, the Bank terminated $200.0 million of interest rate swaps, resulting in a loss of $4.8 million which was reclassified out of accumulated other comprehensive income ("AOCI") to earnings. The decrease in other non-interest expense was due primarily to the write-down during the prior year period of a property that had previously served as one of the Bank's branch locations.

The Company's efficiency ratio was 52.74% for the current year period compared to 57.19% for the prior year period. The improvement in the efficiency ratio was due primarily to lower non-interest expense and higher net interest income, partially offset by lower non-interest income.

Management intends to implement a new core processing system for the Bank by September 2023. The replacement system will better position the Bank for the future and allow for the introduction of new products and services to enhance customer experiences. The implementation of the new core system and related conversion of data may result in increased third party expenses later in fiscal year 2022 and into fiscal year 2023.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2022	2021	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$55,610	$49,209	$6,401	13.0%
Income tax expense	11,801	9,867	1,934	19.6
Net income	$43,809	$39,342	$4,467	11.4

Effective Tax Rate	21.2%	20.1%

The increase in income tax expense was due primarily to higher pretax income in the current year period. Additionally, the effective tax rate increased slightly compared to the prior year period, and is in line with management's anticipation of an effective tax rate of approximately 21% for fiscal year 2022.

Financial Condition as of March 31, 2022

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	March 31,	December 31,	Percent	September 30,	Percent
	2022	2021	Change	2021	Change
	(Dollars in thousands)
Total assets	$9,531,296	$9,609,157	(3.2)%	$9,631,246	(2.1)%
Available-for-sale ("AFS") securities	1,780,419	1,890,653	(23.3)	2,014,608	(23.2)
Loans receivable, net	7,108,810	7,095,605	0.7	7,081,142	0.8
Deposits	6,614,844	6,648,004	(2.0)	6,597,396	0.5
Borrowings	1,583,747	1,583,303	0.1	1,582,850	0.1
Stockholders' equity	1,174,752	1,216,660	(13.8)	1,242,273	(10.9)
Equity to total assets at end of period	12.3%	12.7%		12.9%
Average number of basic shares outstanding	135,677	135,627	0.1	135,571	0.2
Average number of diluted shares outstanding	135,677	135,627	0.1	135,571	0.2

The decrease in total assets from September 30, 2021 and December 31, 2021 to March 31, 2022 was due primarily to a decrease in securities, partially offset by an increase in cash and cash equivalents. The decrease in stockholders' equity from September 30, 2021 and December 31, 2021 to March 31, 2022 was due mainly to a reduction in AOCI as a result of changes in the fair value of AFS securities.

The following table summarizes loan originations and purchases and borrowing activity, along with the related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022		March 31, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations and purchases
One- to four-family and consumer:
Originated	$180,117	3.08%	$389,557	2.97%
Purchased	118,096	2.81	248,649	2.73

Commercial:
Originated	88,034	3.96	137,279	3.90
Purchased	37,394	3.25	74,057	3.30
	$423,641	3.20	$849,542	3.08
Borrowing activity
Maturities and prepayments	$—	—	$(100,000)	3.14
New borrowings	—	—	100,000	3.44

Stockholders' Equity
During the six months ended March 31, 2022, the Company paid cash dividends totaling $52.9 million. These cash dividends totaled $0.39 per share and consisted of a $0.22 per share cash true-up dividend related to fiscal year 2021 earnings and two regular quarterly cash dividends of $0.085 per share. On April 20, 2022, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on May 20, 2022 to stockholders of record as of the close of business on May 6, 2022. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At March 31, 2022, this ratio was 11.1%.

At March 31, 2022, Capitol Federal Financial, Inc., at the holding company level, had $81.1 million in cash on deposit at the Bank. For fiscal year 2022, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2022.

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2022.

Total shares outstanding	138,846,684
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,127,914)
Net shares outstanding	135,718,770

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2022, the Bank's community bank leverage ratio ("CBLR") was 9.7%, which exceeded the minimum requirement of 9%. The CBLR decreased from 11.6% as of December 31, 2021 due to the reimplementation of the leverage strategy during the current quarter, which increased average assets and decreased the CBLR.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,
	2022	2021	2021
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $110,444, $106,225 and $24,289)	$166,869	$135,475	$42,262
AFS securities, at estimated fair value (amortized cost of $1,875,361, $1,899,027 and $2,008,456)	1,780,419	1,890,653	2,014,608
Loans receivable, net (ACL of $15,312, $17,535 and $19,823)	7,108,810	7,095,605	7,081,142
FHLB stock, at cost	74,456	75,261	73,421
Premises and equipment, net	96,952	97,718	99,127
Deferred income tax assets, net	12,399	—	—
Other assets	291,391	314,445	320,686
TOTAL ASSETS	$9,531,296	$9,609,157	$9,631,246

LIABILITIES:
Deposits	$6,614,844	$6,648,004	$6,597,396
Borrowings	1,583,747	1,583,303	1,582,850
Advance payments by borrowers for taxes and insurance	65,901	38,227	72,729
Income taxes payable, net	1,113	3,733	918
Deferred income tax liabilities, net	—	3,981	5,810
Other liabilities	90,939	115,249	129,270
Total liabilities	8,356,544	8,392,497	8,388,973

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,846,684, 138,842,784 and 138,832,284 shares issued and outstanding as of March 31, 2022, December 31, 2021, and September 30, 2021, respectively	1,388	1,388	1,388
Additional paid-in capital	1,189,999	1,189,827	1,189,633
Unearned compensation, ESOP	(30,561)	(30,974)	(31,387)
Retained earnings	89,833	79,745	98,944
Accumulated other comprehensive (loss) income, net of tax	(75,907)	(23,326)	(16,305)
Total stockholders' equity	1,174,752	1,216,660	1,242,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,531,296	$9,609,157	$9,631,246

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans receivable	$55,412	$55,788	$111,200	$117,979
MBS	4,821	4,625	9,446	11,139
FHLB stock	2,240	1,231	3,471	2,020
Investment securities	800	808	1,608	1,312
Cash and cash equivalents	949	14	963	91
Total interest and dividend income	64,222	62,466	126,688	132,541

INTEREST EXPENSE:
Deposits	8,389	9,267	17,656	26,596
Borrowings	8,732	7,585	16,317	19,059
Total interest expense	17,121	16,852	33,973	45,655

NET INTEREST INCOME	47,101	45,614	92,715	86,886

PROVISION FOR CREDIT LOSSES	(3,188)	(3,439)	(6,627)	(4,496)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	50,289	49,053	99,342	91,382

NON-INTEREST INCOME:
Deposit service fees	3,300	3,430	6,730	5,761
Insurance commissions	543	711	1,254	1,526
Gain on sale of Visa Class B shares	—	—	—	7,386
Other non-interest income	1,573	1,365	2,938	2,874
Total non-interest income	5,416	5,506	10,922	17,547

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,023	13,728	27,751	27,535
Information technology and related expense	4,493	4,432	8,925	8,832
Occupancy, net	3,493	3,379	6,872	6,902
Regulatory and outside services	1,272	1,368	2,640	2,819
Advertising and promotional	1,494	1,064	2,558	2,322
Federal insurance premium	777	639	1,416	1,255
Deposit and loan transaction costs	689	697	1,386	1,430
Office supplies and related expense	502	468	970	887
Loss on interest rate swap termination	—	—	—	4,752
Other non-interest expense	1,217	919	2,136	2,986
Total non-interest expense	27,960	26,694	54,654	59,720
INCOME BEFORE INCOME TAX EXPENSE	27,745	27,865	55,610	49,209
INCOME TAX EXPENSE	6,122	5,679	11,801	9,867
NET INCOME	$21,623	$22,186	$43,809	$39,342

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	March 31, 2022			December 31, 2021
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,965,844	$31,993	3.23%	$3,971,049	$32,422	3.27%
Correspondent purchased	2,026,120	13,060	2.58	2,035,631	12,746	2.50
Bulk purchased	161,149	503	1.25	170,537	610	1.43
Total one- to four-family loans	6,153,113	45,556	2.96	6,177,217	45,778	2.96
Commercial loans	869,205	8,851	4.07	841,217	8,943	4.16
Consumer loans	90,326	1,005	4.51	92,794	1,067	4.56
Total loans receivable(1)	7,112,644	55,412	3.12	7,111,228	55,788	3.13
MBS(2)	1,357,693	4,821	1.42	1,435,562	4,625	1.29
Investment securities(2)(3)	522,019	800	0.61	523,931	808	0.62
FHLB stock(4)	158,546	2,240	5.73	73,481	1,231	6.64
Cash and cash equivalents(5)	1,971,341	949	0.19	37,221	14	0.15
Total interest-earning assets	11,122,243	64,222	2.31	9,181,423	62,466	2.71
Other non-interest-earning assets	385,323			412,115
Total assets	$11,507,566			$9,593,538

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,069,282	176	0.07	$1,052,413	179	0.07
Savings	540,348	71	0.05	520,770	70	0.05
Money market	1,879,799	876	0.19	1,767,134	825	0.19
Retail certificates	2,241,080	7,012	1.27	2,298,678	7,835	1.35
Commercial certificates	116,181	183	0.64	169,200	272	0.64
Wholesale certificates	197,335	71	0.15	199,692	86	0.17
Total deposits	6,044,025	8,389	0.56	6,007,887	9,267	0.61
Borrowings(6)	3,499,010	8,732	1.01	1,589,258	7,585	1.88
Total interest-bearing liabilities	9,543,035	17,121	0.73	7,597,145	16,852	0.88
Non-interest-bearing deposits	577,989			550,492
Other non-interest-bearing liabilities	177,995			209,890
Stockholders' equity	1,208,547			1,236,011
Total liabilities and stockholders' equity	$11,507,566			$9,593,538

Net interest income(7)		$47,101			$45,614
Net interest-earning assets	$1,579,208			$1,584,278
Net interest margin(8)(9)			1.69			1.99
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.21x

Selected performance ratios:
Return on average assets (annualized)(9)			0.75%			0.93%
Return on average equity (annualized)(9)			7.16			7.18
Average equity to average assets			10.50			12.88
Operating expense ratio (annualized)(10)			0.97			1.11
Efficiency ratio(9)(11)			53.24			52.22
Pre-tax yield on leverage strategy(12)			0.14			—

	For the Six Months Ended
	March 31, 2022			March 31, 2021
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,968,475	$64,415	3.25%	$3,953,137	$70,755	3.58%
Correspondent purchased	2,030,928	25,805	2.54	2,023,781	24,757	2.45
Bulk purchased	165,895	1,114	1.34	200,918	2,045	2.04
Total one- to four-family loans	6,165,298	91,334	2.96	6,177,836	97,557	3.16
Commercial loans	855,057	17,794	4.12	768,552	17,963	4.62
Consumer loans	91,573	2,072	4.54	106,371	2,459	4.64
Total loans receivable(1)	7,111,928	111,200	3.12	7,052,759	117,979	3.34
MBS(2)	1,397,056	9,446	1.35	1,372,531	11,139	1.62
Investment securities(2)(3)	522,986	1,608	0.61	448,595	1,312	0.58
FHLB stock(4)	115,546	3,471	6.02	81,332	2,020	4.98
Cash and cash equivalents(5)	993,653	963	0.19	180,242	91	0.10
Total interest-earning assets	10,141,169	126,688	2.49	9,135,459	132,541	2.90
Other non-interest-earning assets	398,355			449,883
Total assets	$10,539,524			$9,585,342

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,060,755	355	0.07	$929,976	407	0.09
Savings	530,451	141	0.05	460,252	136	0.06
Money market	1,822,848	1,701	0.19	1,508,935	2,222	0.30
Retail certificates	2,270,195	14,847	1.31	2,565,182	22,293	1.74
Commercial certificates	142,982	455	0.64	184,414	801	0.87
Wholesale certificates	198,527	157	0.16	256,123	737	0.58
Total deposits	6,025,758	17,656	0.59	5,904,882	26,596	0.90
Borrowings(6)	2,533,641	16,317	1.28	1,690,363	19,059	2.25
Total interest-bearing liabilities	8,559,399	33,973	0.79	7,595,245	45,655	1.20
Non-interest-bearing deposits	564,089			479,894
Other non-interest-bearing liabilities	193,606			227,189
Stockholders' equity	1,222,430			1,283,014
Total liabilities and stockholders' equity	$10,539,524			$9,585,342

Net interest income(7)		$92,715			$86,886
Net interest-earning assets	$1,581,770			$1,540,214
Net interest margin(8)(9)			1.83			1.90
Ratio of interest-earning assets to interest-bearing liabilities			1.18x			1.20x

Selected performance ratios:
Return on average assets (annualized)(9)			0.83%			0.82%
Return on average equity (annualized)(9)			7.17			6.13
Average equity to average assets			11.60			13.39
Operating expense ratio (annualized)(10)			1.04			1.25
Efficiency ratio(9)(11)			52.74			57.19
Pre-tax yield on leverage strategy(12)			0.15			—

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $2.0 million and $4.0 million for the quarters ended March 31, 2022 and December 31, 2021, respectively, and $3.0 million and $8.3 million for the six-month periods ended March 31, 2022 and March 31, 2021, respectively.
(4)Included in this line, for the quarter and six month period ended March 31, 2022, is FHLB stock related to the leverage strategy with an average outstanding balance of $86.2 million and $42.6 million, respectively, and dividend income of $1.2 million at a weighted average yield of 5.75%, and FHLB stock not related to the leverage strategy with an average outstanding balance of $72.3 million and $72.9 million, respectively, and dividend income of $1.0 million and $2.2 million, respectively, at a weighted average yield of 5.71% and 6.18%, respectively. There was no FHLB stock related to the leverage strategy during the quarter ended December 31, 2021 or the six month period ended March 31, 2021.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.83 billion and $904.6 million during the quarter and six month period ended March 31, 2022, respectively. There were no cash and cash equivalents related to the leverage strategy during the quarter ended December 31, 2021 or the six month period ended March 31, 2021.
(6)Included in this line, for the quarter and six month period ended March 31, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $1.92 billion and $947.3 million, respectively, and interest paid of $1.3 million and $1.3 million, respectively, at a weighted average rate of 0.26% and 0.26%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $1.58 billion and $1.59 billion, respectively, and interest paid of $7.5 million and $15.1 million, respectively, at a weighted average rate of 1.90% and 1.89%, respectively. There were no FHLB borrowings related to the leverage strategy during the quarter ended December 31, 2021 or the six month period ended March 31, 2021. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between certain performance ratios presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	March 31, 2022			December 31, 2021
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	2.31%	(0.39)%	2.70%	2.71%	—%	2.71%
Cost of interest-bearing liabilities	0.73	(0.11)	0.84	0.88	—	0.88
Return on average assets (annualized)	0.75	(0.13)	0.88	0.93	—	0.93
Return on average equity (annualized)	7.16	0.18	6.98	7.18	—	7.18
Net interest margin	1.69	(0.32)	2.01	1.99	—	1.99
Efficiency Ratio	53.24	(0.58)	53.82	52.22	—	52.22

	For the Six Months Ended
	March 31, 2022			March 31, 2021
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	2.49%	(0.22)%	2.71%	2.90%	—%	2.90%
Cost of interest-bearing liabilities	0.79	(0.07)	0.86	1.20	—	1.20
Return on average assets (annualized)	0.83	(0.07)	0.90	0.82	—	0.82
Return on average equity (annualized)	7.17	0.09	7.08	6.13	—	6.13
Net interest margin	1.83	(0.17)	2.00	1.90	—	1.90
Efficiency Ratio	52.74	(0.29)	53.03	57.19	—	57.19
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2022			December 31, 2021			September 30, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,943,327	3.14%	55.4%	$3,941,568	3.15%	55.5%	$3,956,064	3.18%	55.8%
Correspondent purchased	1,995,167	2.95	28.0	1,991,944	2.97	28.0	2,003,477	3.02	28.2
Bulk purchased	155,657	1.33	2.2	165,339	1.52	2.3	173,662	1.65	2.4
Construction	50,512	2.78	0.7	47,508	2.76	0.7	39,142	2.82	0.6
Total	6,144,663	3.03	86.3	6,146,359	3.05	86.5	6,172,345	3.09	87.0
Commercial:
Commercial real estate	671,324	3.94	9.4	687,518	3.98	9.6	676,908	4.00	9.6
Commercial and industrial	78,363	3.92	1.1	76,254	3.85	1.1	66,497	3.83	0.9
Construction	133,597	4.06	1.9	105,702	4.04	1.5	85,963	4.03	1.2
Total	883,284	3.96	12.4	869,474	3.98	12.2	829,368	3.99	11.7
Consumer loans:
Home equity	82,878	4.57	1.2	84,400	4.59	1.2	86,274	4.60	1.2
Other	7,858	4.18	0.1	7,825	4.13	0.1	8,086	4.19	0.1
Total	90,736	4.54	1.3	92,225	4.55	1.3	94,360	4.57	1.3
Total loans receivable	7,118,683	3.16	100.0%	7,108,058	3.18	100.0%	7,096,073	3.21	100.0%

Less:
ACL	15,312			17,535			19,823
Deferred loan fees/discounts	29,264			29,363			29,556
Premiums/deferred costs	(34,703)			(34,445)			(34,448)
Total loans receivable, net	$7,108,810			$7,095,605			$7,081,142

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022		March 31, 2022
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,108,058	3.18%	$7,096,073	3.21%
Originated and refinanced	268,151	3.37	526,836	3.21
Purchased and participations	155,490	2.92	322,706	2.86
Change in undisbursed loan funds	(23,311)		(45,237)
Repayments	(389,719)		(781,498)
Principal recoveries/(charge-offs), net	14		45
Other	—		(242)
Ending balance	$7,118,683	3.16	$7,118,683	3.16

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, weighted average rate, percent of total, weighted average credit score, and weighted average loan-to-value ("LTV") ratio as of March 31, 2022. Credit scores were updated in March 2022 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

			% of	Credit
	Amount	Rate	Total	Score	LTV
	(Dollars in thousands)
Originated	$3,943,327	3.14%	64.7%	772	61%
Correspondent purchased	1,995,167	2.95	32.7	765	64
Bulk purchased	155,657	1.33	2.6	773	58
	$6,094,151	3.03	100.0%	770	62

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Six Months Ended
	March 31, 2022				March 31, 2022
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$164,477	2.96%	70%	767	$358,584	2.63%	70%	766
Correspondent purchased	118,096	2.81	71	768	248,649	2.70	72	772
	$282,573	2.90	70	768	$607,233	2.65	71	768

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2022, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$151,633	3.30%
Correspondent	53,515	3.08
	$205,148	3.24

Commercial Loans: During the six months ended March 31, 2022, the Bank originated $137.3 million of commercial loans and entered into commercial loan participations totaling $74.1 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $174.1 million at a weighted average rate of 3.93%.

As of March 31, 2022, December 31, 2021, and September 30, 2021, the Bank's commercial and industrial gross loan amount (unpaid principal plus undisbursed amounts) totaled $101.3 million, $99.8 million, and $90.7 million, respectively, and commitments totaled $1.4 million at March 31, 2022.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of March 31, 2022, the Bank had commercial real estate and commercial construction loan commitments totaling $28.7 million, at a weighted average rate of 4.35%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects.

	March 31, 2022				December 31, 2021	September 30, 2021
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Senior housing	35	$244,786	$86,444	$331,230	$295,929	$265,284
Retail building	147	186,325	39,972	226,297	215,593	208,539
Hotel	11	150,735	43,552	194,287	188,472	194,665
Office building	87	50,115	54,672	104,787	109,851	109,987
Multi-family	34	57,764	13,416	71,180	65,839	66,199
One- to four-family property	398	62,626	8,294	70,920	69,292	69,174
Single use building	28	19,410	4,769	24,179	52,471	47,028
Other	95	33,160	2,757	35,917	37,887	36,167
	835	$804,921	$253,876	$1,058,797	$1,035,334	$997,043

Weighted average rate		3.96%	3.83%	3.93%	3.97%	4.01%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of the dates indicated.

	March 31, 2022				December 31, 2021	September 30, 2021
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	630	$313,861	$52,542	$366,403	$386,332	$348,835
Missouri	169	226,952	54,278	281,230	239,943	232,041
Texas	11	162,660	111,360	274,020	269,772	273,124
Colorado	6	18,722	16,730	35,452	35,552	36,099
Arkansas	3	20,254	13,335	33,589	33,676	33,763
Nebraska	6	33,265	4	33,269	33,370	33,468
Other	10	29,207	5,627	34,834	36,689	39,713
	835	$804,921	$253,876	$1,058,797	$1,035,334	$997,043

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2022.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	6	$246,996
>$15 to $30 million	14	306,167
>$10 to $15 million	7	84,696
>$5 to $10 million	18	112,795
$1 to $5 million	111	249,997
Less than $1 million	1,274	189,611
	1,430	$1,190,262

As of March 31, 2022 and December 31, 2021, there were commercial loans with a gross loan amount (unpaid principal plus undisbursed amounts) of $74.3 million and $143.5 million, respectively, with modifications under the Bank's program to support and provide relief to borrowers during the COVID-19 pandemic ("COVID-19 loan modifications") that were still in their deferral period.

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at March 31, 2022, approximately 64% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. Of the one- to four-family COVID-19 loan modifications that had completed the deferral period by March 31, 2022, $2.9 million were 30 to 89 days delinquent and $2.8 million were 90 or more days delinquent as of March 31, 2022 and are included in the tables below.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	64	$6,931	74	$7,009	48	$4,156	51	$5,141	45	$4,151
Correspondent purchased	10	2,421	11	5,133	7	2,590	9	3,650	9	2,910
Bulk purchased	2	396	1	154	4	541	6	958	5	352
Commercial	4	373	2	222	2	37	1	35	5	806
Consumer	14	215	16	164	25	498	25	354	17	287
	94	$10,336	104	$12,682	86	$7,822	92	$10,138	81	$8,506
30 to 89 days delinquent loans
to total loans receivable, net		0.15%		0.18%		0.11%		0.14%		0.12%

	Non-Performing Loans and OREO at:
	March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	44	$3,999	48	$3,943	50	$3,693	53	$3,696	55	$4,433
Correspondent purchased	11	3,967	10	3,115	10	3,210	12	4,230	10	3,749
Bulk purchased	5	1,819	6	1,945	9	2,974	7	2,596	10	3,172
Commercial	6	1,167	6	1,170	6	1,214	7	1,278	6	1,068
Consumer	19	400	25	477	21	498	23	445	26	531
	85	11,352	95	10,650	96	11,589	102	12,245	107	12,953

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.16%		0.15%		0.16%		0.17%		0.19%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	5	$505	5	$451	7	$1,288	7	$1,392	9	$1,646
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	—	—	—	—	1	131	1	131	—	—
Commercial	2	34	3	62	4	419	3	403	4	642
Consumer	2	27	—	—	1	9	—	—	—	—
	9	566	8	513	13	1,847	11	1,926	13	2,288
Total nonaccrual loans	94	11,918	103	11,163	109	13,436	113	14,171	120	15,241

Nonaccrual loans as a percentage of total loans		0.17%		0.16%		0.19%		0.20%		0.22%

OREO:
One- to four-family:
Originated(2)	—	$—	2	$319	3	$170	3	$177	2	$105
Total non-performing assets	94	$11,918	105	$11,482	112	$13,606	116	$14,348	122	$15,346

Non-performing assets as a percentage of total assets		0.13%		0.12%		0.14%		0.15%		0.16%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The decrease in commercial special mention loans at March 31, 2022 compared to September 30, 2021 was due mainly to two commercial loans moving to the pass classification during the December 31, 2021 quarter as the underlying economic considerations being monitored by management improved to levels deemed appropriate by the Company.

	March 31, 2022		September 30, 2021
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$13,323	$22,494	$14,332	$23,458
Commercial	47,093	3,493	99,729	3,259
Consumer	306	618	135	718
	$60,722	$26,605	$114,196	$27,435

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at March 31, 2022 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios, along with the balance of large-dollar special mention commercial loans, and commercial loan COVID-19 modifications. The main economic uncertainties associated with the economic uncertainty qualitative factor were related to (1) the unemployment rate, which is a key economic index in the Bank's model, and (2) the unevenness of the recovery in certain industries in which the Bank has lending relationships.

The following tables present ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $3.7 million at March 31, 2022, $4.6 million at December 31, 2021, and $5.7 million at September 30, 2021.

	For the Three Months Ended	For the Six Months Ended
	March 31, 2022	March 31, 2022
	(Dollars in thousands)
Balance at beginning of period	$17,535	$19,823
Charge-offs:
One- to four-family	—	(4)
Commercial	—	(10)
Consumer	(5)	(6)
Total charge-offs	(5)	(20)
Recoveries:
One- to four-family	2	11
Commercial	13	49
Consumer	4	5
Total recoveries	19	65
Net recoveries (charge-offs)	14	45
Provision for credit losses	(2,237)	(4,556)
Balance at end of period	$15,312	$15,312

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.12)	(0.35)
ACL to non-performing loans at end of period	128.48	128.48
ACL to loans receivable at end of period	0.22	0.22
ACL to net charge-offs (annualized)	N/M(1)	N/M(1)

(1)This ratio is not presented due to loan recoveries exceeding loan charge-offs during the period.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	March 31,	December 31,	March 31,	December 31,
	2022	2021	2022	2021
	(Dollars in thousands)
One- to four-family	$4,079	$3,989	0.07%	0.06%
Commercial:
Commercial real estate	8,991	11,257	1.34	1.64
Commercial and industrial	389	376	0.50	0.49
Construction	1,651	1,720	1.24	1.63
Total	11,031	13,353	1.25	1.54
Consumer	202	193	0.22	0.21
Total	$15,312	$17,535	0.22	0.25

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at March 31, 2022. Overall, fixed-rate securities comprised 95% of our securities portfolio at March 31, 2022. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,354,637	1.49%	4.3
U.S. government-sponsored enterprise debentures	519,974	0.61	3.4
Municipal bonds	750	2.24	0.1
Total securities portfolio	$1,875,361	1.24	4.1

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2022			March 31, 2022
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,890,653	1.16%	3.5	$2,014,608	1.16%	3.5
Maturities and repayments	(80,993)			(188,658)
Net amortization of (premiums)/discounts	(1,219)			(2,983)
Purchases	58,546	2.26	4.3	58,546	2.26	4.3
Change in valuation on AFS securities	(86,568)			(101,094)
Ending balance - carrying value	$1,780,419	1.25	4.1	$1,780,419	1.25	4.1

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	March 31, 2022			December 31, 2021			September 30, 2021
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$600,457	—%	9.1%	$599,969	—%	9.0%	$543,849	—%	8.2%
Interest-bearing checking	1,097,287	0.07	16.6	1,092,342	0.07	16.4	1,037,362	0.07	15.7
Savings	558,337	0.05	8.4	526,714	0.05	7.9	519,069	0.05	7.9
Money market	1,885,873	0.19	28.5	1,840,049	0.19	27.7	1,753,525	0.19	26.6
Retail certificates of deposit	2,213,617	1.22	33.5	2,254,560	1.31	33.9	2,341,531	1.41	35.5
Commercial certificates of deposit	100,739	0.61	1.5	137,419	0.64	2.1	190,215	0.66	2.9
Public unit certificates of deposit	158,534	0.14	2.4	196,951	0.17	3.0	211,845	0.21	3.2
	$6,614,844	0.49	100.0%	$6,648,004	0.53	100.0%	$6,597,396	0.59	100.0%

Borrowings

The following table presents the maturity of term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of March 31, 2022.

	Term Borrowings Amount
Maturity by	FHLB	Interest rate	Contractual	Effective
Fiscal Year	Advances	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2022	$75,000	$—	0.29%	0.29%
2023	300,000	—	1.70	1.81
2024	150,000	165,000	1.44	2.46
2025	300,000	100,000	1.38	2.09
2026	250,000	—	0.96	1.27
2027	150,000	—	0.93	1.24
2028	—	100,000	0.78	3.44
	$1,225,000	$365,000	1.25	1.90

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $365.0 million to hedge the variability in cash flows associated with the advances. Each interest rate swap matures on the same date as the related FHLB advance. The expected WAL of the interest rate swaps and related advances was 3.6 years at March 31, 2022.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years and includes the impact of interest rate swaps. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2022			March 31, 2022
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,590,000	1.90%	3.1	$1,590,000	1.88%	3.3
Maturities and prepayments	—	—		(100,000)	3.14
New FHLB borrowings	—	—	—	100,000	3.44	6.5
Ending balance	$1,590,000	1.90	2.8	$1,590,000	1.90	2.8

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and term borrowings for the next four quarters as of March 31, 2022.

	June 30,	September 30,	December 31,	March 31,
	2022	2022	2022	2023	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$373,869	$460,633	$315,308	$253,771	$1,403,581
Repricing Rate	0.99%	1.30%	1.22%	1.22%	1.19%
Public Unit Certificates:
Amount	$99,192	$29,003	$15,000	$3,503	$146,698
Repricing Rate	0.10%	0.09%	0.50%	0.10%	0.14%
Term Borrowings:
Amount	$—	$75,000	$—	$100,000	$175,000
Repricing Rate	—%	0.29%	—%	1.46%	0.95%
Total
Amount	$473,061	$564,636	$330,308	$357,274	$1,725,279
Repricing Rate	0.80%	1.11%	1.19%	1.28%	1.07%

The following table sets forth the WAM information for our certificates of deposit, in years, as of March 31, 2022.

Retail certificates of deposit	1.2
Commercial certificates of deposit	0.5
Public unit certificates of deposit	0.3
Total certificates of deposit	1.1

Average Rates and Lives

At March 31, 2022, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.46) billion, or (15.3)% of total assets, compared to $(928.0) million, or (9.7)% of total assets, at December 31, 2021. The change in the one-year gap amount was due primarily to a decrease in the amount of asset cash flows projected at March 31, 2022 compared to December 31, 2021. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in lower projected cash flows on these assets.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2022, the Bank's one-year gap is projected to be $(1.54) billion, or (16.2)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.44) billion, or (15.0)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2021.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2022. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,780,419	1.24%	4.6		19.5%
Loans receivable:
Fixed-rate one- to four-family	5,583,265	3.08	7.5	78.4%	61.1
Fixed-rate commercial	462,907	4.07	3.6	6.5	5.0
All other fixed-rate loans	61,990	3.49	8.0	0.9	0.7
Total fixed-rate loans	6,108,162	3.16	7.2	85.8	66.8
Adjustable-rate one- to four-family	510,886	2.33	4.8	7.2	5.6
Adjustable-rate commercial	420,377	4.08	7.4	5.9	4.6
All other adjustable-rate loans	79,258	4.22	2.6	1.1	0.9
Total adjustable-rate loans	1,010,521	3.21	5.7	14.2	11.1
Total loans receivable	7,118,683	3.17	7.0	100.0%	77.9
FHLB stock	74,456	5.71	2.8		0.8
Cash and cash equivalents	166,869	0.26	—		1.8
Total interest-earning assets	$9,140,427	2.76	6.3		100.0%

Non-maturity deposits	$3,541,497	0.13	5.4	58.9%	46.6%
Retail certificates of deposit	2,213,617	1.22	1.2	36.8	29.1
Commercial certificates of deposit	100,739	0.61	0.5	1.7	1.3
Public unit certificates of deposit	158,534	0.14	0.3	2.6	2.1
Total interest-bearing deposits	6,014,387	0.54	3.6	100.0%	79.1
Term borrowings	1,590,000	1.90	2.8		20.9
Total interest-bearing liabilities	$7,604,387	0.82	3.5		100.0%